Exhibit 8.1

December 12, 2007

Re: Issuance and Sale of the Capital Securities,

Susquehanna Capital I

Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Susquehanna Capital I

c/o Susquehanna Bancshares, Inc.

26 North Cedar Street

Lititz, Pennsylvania 17543

Ladies and Gentlemen:

We have acted as special tax counsel to Susquehanna Bancshares, Inc., a Pennsylvania corporation (the “Corporation”), and Susquehanna Capital I, a Delaware statutory trust (the “Trust,” and together with the Corporation, the “Registrants”), in connection with the preparation and filing by the Registrants with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (File No. 333-147172 and 333-147172-02), under the Securities Act of 1933, as amended (the “Act”), as it became effective under the Act (the “Registration Statement”) and with respect to: (i) the issuance and sale of the Capital Efficient Notes by the Corporation (the “CENts”) pursuant to the Indenture (the “Indenture”), dated as of November 5, 2007, between the Corporation and The Bank of New York, as trustee, as supplemented by the Supplemental Indenture, dated as of December 12, 2007; and (ii) the issuance and sale of the 9.375% Capital Securities and the Common Securities (collectively, the

“Trust Securities”) pursuant to the Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of December 12, 2007, among the Corporation, as Depositor, The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, the Administrative Trustees named therein, and the several Holders as defined therein. The Capital Securities will be offered for sale to investors pursuant to the Registrants’ prospectus dated November 6, 2007, as supplemented by the prospectus supplement dated December 5, 2007 (the “Prospectus”), filed by the Registrants pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act.

The Trust Securities are guaranteed by the Corporation with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, the Guarantee Agreement, (the “Guarantee”) dated as of December 12, 2007, between the Corporation, as guarantor, and The Bank of New York, as trustee, for the benefit of the holders of the Trust Securities. All capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Prospectus.

In delivering this opinion letter, we have reviewed and relied upon: (i) the Prospectus; (ii) the Indenture; (iii) a form of the CENts; (iv) a form of the Trust Agreement; (v) a form of the Guarantee; and (vi) a form of the Trust Securities; and have made such other investigations as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinions described below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the transactions related to the issuance of the CENts and the Trust Securities will be consummated in accordance with the terms of the documents and forms of documents described herein.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we hereby confirm our opinions as set forth under the heading “Certain United States Federal Income Tax Consequences” in the Prospectus.

We express no opinions with respect to the transactions referred to herein or in the Prospectus other than as expressly set forth herein. Moreover, we note that there is no authority directly on point dealing with securities such as the Trust Securities and CENts or transactions of the type described herein and that our opinions are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that the opinions expressed herein, if challenged, would be sustained by a court with jurisdiction in a properly presented case.

We do not express any opinion herein concerning any law other than the federal tax law of the United States.

We hereby consent to the filing of this opinion letter as an exhibit to the Corporation’s Form 8-K (which is deemed incorporated by reference into the Prospectus constituting part of the Registration Statement) and to the use of our name under the captions “Certain United States Federal Income Tax Consequences” and “Legal Matters” in the Prospectus.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP